EXHIBIT 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
AMONG
MOTOROLA, INC.,
MOTOROLA GTG SUBSIDIARY I CORP.
AND
SYMBOL TECHNOLOGIES, INC.
DATED AS OF SEPTEMBER 18, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER	1

1.1 The Merger	1
1.2 Effective Time; Closing	2
1.3 Effect of the Merger	2

ARTICLE II CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION	2

2.1 The Certificate of Incorporation	2
2.2 The By-Laws	2

ARTICLE III OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION	3

3.1 Directors	3
3.2 Officers	3

ARTICLE IV CONVERSION OF SECURITIES	3

4.1 Conversion of Capital Stock	3
4.2 Exchange of Certificates	4
4.3 Company Options	6
4.4 Employee Stock Purchase Plan	7
4.5 Restricted Stock	7
4.6 Actions by the Company	8
4.7 Dissenting Shares	8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

5.1 Organization and Qualification; Subsidiaries	9
5.2 Capital Structure	11
5.3 Corporate Authority; Approval and Fairness	13
5.4 Governmental Filings; No Violations; Certain Contracts, Etc.	14
5.5 Contracts	15
5.6 SEC Filings; Financial Statements; Information Provided	19
5.7 Absence of Certain Changes	22
5.8 Litigation and Liabilities	22
5.9 Employee Benefits	23
5.10 Compliance with Laws; Permits	26
5.11 Environmental Matters	27
5.12 Taxes	28
5.13 Employees; Independent Contractors	29
5.14 Insurance	31
5.15 Intellectual Property	31
5.16 Owned and Leased Properties	36

i

5.17 Government Contracts	38
5.18 Import and Export Control Laws	39
5.19 Foreign Corrupt Practices Act	40
5.20 EDNY Agreement; SEC Consent Judgment	41
5.21 Consent Decrees	41
5.22 Product Liability and Recalls	41
5.23 Takeover Statutes	42
5.24 Change of Control	42
5.25 Vote Required	42
5.26 Company Rights Agreement	42
5.27 Brokers and Finders	42

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	43

6.1 Organization, Good Standing and Qualification	43
6.2 Authority; No Conflict; Required Filings and Consents	43
6.3 Information Provided	44
6.4 Operations of Merger Sub	44
6.5 Absence of Litigation	45
6.6 Brokers	45
6.7 Ownership of Company Common Stock	45
6.8 Financing	45

ARTICLE VII COVENANTS	45

7.1 Interim Operations	45
7.2 No Solicitation	49
7.3 Proxy Statement	53
7.4 NYSE Listing	53
7.5 Company Meeting	53
7.6 Filings; Other Actions; Notification	54
7.7 Access	56
7.8 Notice of Certain Matters	57
7.9 NYSE De-listing	57
7.10 Publicity	57
7.11 Company and Parent Benefit Plans	57
7.12 Loans to Company Employees, Officers and Directors	60
7.13 Indemnification; Directors’ and Officers’ Insurance	60
7.14 Takeover Statute	62
7.15 Section 16 Matters	62
7.16 SEC Matters	62

ARTICLE VIII CONDITIONS	62

8.1 Conditions to Each Party’s Obligation to Effect the Merger	62
8.2 Conditions to Obligations of Parent and Merger Sub	63

8.3 Conditions to Obligation of the Company	65

ARTICLE IX TERMINATION	65

9.1 Termination by Mutual Consent	65
9.2 Termination by Either Parent or the Company	65
9.3 Termination by the Company	66
9.4 Termination by Parent	67
9.5 Effect of Termination and Abandonment	68

ARTICLE X MISCELLANEOUS AND GENERAL	69

10.1 Survival	69
10.2 Modification or Amendment	70
10.3 Waiver of Conditions	70
10.4 Counterparts	70
10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	70
10.6 Notices	71
10.7 Entire Agreement	72
10.8 No Third Party Beneficiaries	72
10.9 Obligations of Parent and of the Company	72
10.10 Definitions	72
10.11 Severability	72
10.12 Interpretation; Construction.	73
10.13 Assignment	73
10.14 Expenses	74
10.15 Company Disclosure Schedule	74

DEFINED TERMS

Term	Section
Actions	5.8(a)
Adverse Recommendation Notice	7.2(c)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	7.6(b)
Benefits Continuation Period	7.11(a)
Bid	5.17
Burdensome Condition	8.2(c)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Benefit Plans	5.9(a)
Company Board	5.1
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Lease	5.16(b)
Company Material Adverse Effect	5.1
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Representatives	7.2(a)
Company Rights Agreement	5.2(c)
Company SEC Reports	5.6(a)
Company Software	5.15(i)(ii)
Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4
Company U.S. Benefit Plans	5.9(b)

Term	Section
Company Voting Proposal	5.3(a)
Company’s 2006 Bonus Plans	7.11(d)
Company’s 2007 Bonus Plans	7.11(d)
Competing Transaction	7.2(d)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Continuing Employees	7.11(a)
Contracts	5.4(b)
Copyrights	5.15(n)
Costs	7.13(a)
Credit Agreement	5.8(c)
Current Payment Period	4.4
Delaware Law	Recitals
Dissenting Shares	4.6(a)
District Court	5.20
EDNY Agreement	5.20
Effective Time	1.2
Employees	5.13(a)
Environmental Law	5.11
ERISA	5.9(a)
ERISA Affiliate	5.9(a)
ESPP	4.4
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.6(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.11
HSR Act	5.4(a)
Indemnified Parties	7.13(a)
Independent Examiner	5.20
Intellectual Property	5.15(n)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
Knowledge Parties	10.12(a)
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Major Channel Customers	5.5(g)
Major Customer	5.5(a)(iii)
Major Customer Contract	5.5(a)(iii)
Major Supplier	5.5(a)(vi)

v

Term	Section
Major Supplier Contract	5.5(a)(vi)
Maximum Premium	7.13(b)
Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(b)
NYSE	5.1
Option Payment	4.3(a)
Order	8.1(c)
Owned Intellectual Property	5.15(n)
Owned Real Property	5.16(a)
Parent	Preamble
Parent Material Adverse Effect	6.1
Parent Plans	7.11(a)
Patents	5.15(n)
Permitted Liens	5.16(e)
Person	4.2(b)
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Real Property	5.16(b)
Restricted Stock	4.5
Retail Supplier Group	5.1
Rights	5.2(c)
Sarbanes-Oxley Act	5.6(a)
SEC	5.4(a)
SEC Consent Judgment	5.20
Securities Act	5.4(a)
Software	5.15(n)
Stock Restriction Agreements	4.7
Subsidiary	5.1
Superior Proposal	7.2(d)
Surviving Corporation	1.1
Takeover Proposal	7.2(d)
Takeover Statute	5.23
Tax	5.12
Taxable	5.12
Taxes	5.12
Tax Return	5.12
Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(d)
Third Party Licenses	5.15(c)
Trademarks	5.15(n)
U.S. Attorney	5.20
Voting Debt	5.2(c)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 18, 2006, among Symbol Technologies, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary I Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).
RECITALS
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein; and
          WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger; and
          WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger; and
          WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth herein; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;
          NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, located at 35 West Wacker Drive, Chicago, Illinois, at a time and date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing taking into consideration the best interests of the operations of the Company and Parent and the best interests of the stockholders of the Company and Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois or New York, New York, are authorized or obligated by law or executive order to close.
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION
     2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit A, until thereafter amended as provided therein or by applicable Law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Symbol Technologies, Inc.”. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.
     2.2 The By-Laws. At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”) attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

ARTICLE III
OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION
     3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.
     3.2 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
ARTICLE IV
CONVERSION OF SECURITIES
     4.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:
     (a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect Subsidiaries of Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.
     (c) Merger Consideration for Company Common Stock. Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $15.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.7 hereof).

     (d) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted; provided, however, that no such adjustment shall be made for issuances or changes in the number of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the conversion, exchange or exercise of any outstanding securities which are in existence as of the date of this Agreement or permitted by the terms hereof to be issued after the date hereof.
     4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger, and Company Stock Options for the Option Payments, are as follows:
     (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved by the Company prior to the date hereof (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Restricted Stock (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”), plus any cash necessary to pay the Option Payments pursuant to Section 4.3(b) and to make payments (if any) with respect to the ESPP pursuant to Section 4.4. Pending distribution of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and the Option Holders entitled to receive the Option Payments and shall not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c), Section 4.3 and, if any, Section 4.4, shall be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, provided that no such investments shall have maturities that could prevent or delay payments to be made pursuant to this Article IV.
     (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), and to each Option Holder from which Parent (or agent thereof) received prior to the Closing Date an Option Consent pursuant Section 4.3(b), (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of (A) the Certificates in exchange for the Merger Consideration payable with respect thereto or (B) the agreements representing the grant of such Company Stock Option (each, an “Option Agreement”) (or other reasonably acceptable evidence of surrender of such Company Stock Option as required by the Exchange Agent) in exchange for the Option Payments payable with respect thereto. Upon surrender of a Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Option Agreement shall be entitled to receive in exchange therefor the Merger Consideration or Option Payment that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes pursuant to Section 4.2(f) and Section 4.3(b) hereof, and the Certificate or Option Agreement so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Option Agreements. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2 or the Option Payment as contemplated by Section 4.3(b). For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (c) No Further Ownership Rights in Company Common Stock. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates shall cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.7 hereof) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent, and Parent shall remain liable for, payment of its claim for Merger Consideration, without interest.
     (e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as applicable, to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.
     4.3 Company Options.
     (a) Not less than thirty (30) days before the Closing Date, the Company shall provide written notice to each holder (an “Option Holder”) of a Company Stock Option (as defined in Section 5.2(a)), other than a Company Stock Option under the Company’s 2000 Directors’ Stock Option Plan, that is outstanding as of the date of such notice that (i) such Option Holder may exercise his or her Company Stock Options, whether or not then vested or exercisable (it being understood that any such exercises of Company Stock Options that are not vested or exercisable as of the date of the Option Holder’s exercise shall only be effective immediately prior to the Effective Time), and (ii) each Company Stock Option, to the extent unexercised by the Closing Date, shall thereafter be terminated and shall no longer be exercisable. To the extent an Option Holder exercises his or her Company Stock Options prior to the Effective Time, such Option Holder shall thereafter be a holder of Company Common Stock and shall receive in exchange therefor (other than with respect to Dissenting Shares) the Merger Consideration in accordance with the provisions of Section 4.1(c).

     (b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, such Option Holder may choose to consent to the cancellation, effective immediately prior to the Effective Time, of each of his or her outstanding Company Stock Options in consideration for a cash payment (the “Option Payment”) in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. In order to elect to receive the Option Payment, an Option Holder must execute and return a signed agreement (the “Option Consent”) to Parent (or agent thereof) prior to the Closing Date. The Option Payment shall be paid by the Exchange Agent as promptly as reasonably practicable after the Closing Date, subject to receipt by the Exchange Agent of all necessary documents as required by the Exchange Agent pursuant to Section 4.2(b)). The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.
     (c) Each Company Stock Option not exercised prior to the Closing Date pursuant to Section 4.3(a), or for which an Option Consent is not received by Parent (or agent thereof) prior to the Closing Date pursuant to Section 4.3(b), shall be terminated at the Effective Time, shall no longer be exercisable and shall not be entitled to any payment in connection with the Merger.
     (d) Prior to the Closing Date, the Company shall take all actions necessary with respect to outstanding Company Stock Options under the Company’s 2000 Directors’ Stock Option Plan, including obtaining the written consent of each holder of such Company Stock Option, so that each such Company Stock Option that is not exercised by the Closing Date will be (i) terminated as of the Closing Date or (ii) cancelled, effective immediately prior to the Effective Time, in exchange for payment of the Option Payment (calculated as set forth in Section 4.3(b)).
     4.4 Employee Stock Purchase Plan. The Company shall take all necessary actions with respect to the Symbol Technologies, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), to prevent the commencement of any new payment periods (as defined in the ESPP) on or after the date of this Agreement. With respect to the Current Payment Period (as defined below), the Company shall cause, in accordance with the terms of the ESPP and the ordinary course of business, all options outstanding under the ESPP on the last day of the Current Payment Period to be exercised, at the option price per share as of the last business day of the Current Payment Period. For purposes of this Agreement, the term “Current Payment Period” means the payment period (as defined in the ESPP) containing the date of this Agreement. Immediately prior to the Effective Time, the Company shall terminate the ESPP.
     4.5 Restricted Stock. All shares of restricted stock or other similar rights awarded under the Company Stock Plans (as defined in Section 5.2(a)) (“Restricted Stock”), including, without limitation, all restricted stock or other similar rights granted under the Symbol

Technologies, Inc. 2004 Equity Incentive Award Plan subject to performance based vesting provisions and all rights granted under the Symbol Technologies Deferred Compensation Plan shall become fully vested immediately prior to the Effective Time (whether as a result of the Merger and the other transactions contemplated by this Agreement or otherwise) and shall be converted in accordance with Section 4.1. The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.
     4.6 Actions by the Company. Except as contemplated by Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company is a party which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, rights, awards or arrangements.
     4.7 Dissenting Shares.
     (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 4.1, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.
     (b) Notwithstanding the provisions of Section 4.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 4.1, without interest thereon, upon compliance with the exchange procedures set forth in Section 4.2(b).
     (c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
     5.1 Organization and Qualification; Subsidiaries.
     (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments), each as amended to the date hereof. The Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments) so delivered are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings since January 1, 2003 of the stockholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board and each of its Subsidiaries approved through the date of this Agreement, other than such minutes specified on Section 5.1(a) of the Company Disclosure Schedule which the parties have agreed can be subject to redaction with respect to matters of attorney-client privilege and matters relating to the transactions contemplated hereby.
     (b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.
     (c) Section 5.1(c) of the Company Disclosure Schedule contains a complete and accurate list of any and all Persons not constituting Subsidiaries of the Company of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).
     (d) Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as the case may be, owns all Subsidiaries and Investments free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), except for Permitted Liens, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment.
     As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect” means any materially adverse change in, or materially adverse effect on, the condition (financial or otherwise), operations, assets (including intangible assets), results of operations or the business of the Company and its Subsidiaries taken as a whole; provided, however, that no change or effect resulting primarily from any of the following shall constitute, a Company Material Adverse Effect:
     (A) any changes in, or conditions, events or occurrences that result in a change to, the United States economy or capital, financial or securities markets generally (including any changes, or conditions, events or occurrences that result in a change, arising out of acts of terrorism or war); provided, however, that such changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or (ii) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate; provided, further, however, that a disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector shall not per se be deemed to “disproportionately adversely affect the Company and its Subsidiaries” for purposes of clause (ii) of this subsection (A);
     (B) any changes, or conditions, events or occurrences that result in changes, resulting from or arising out of economic factors generally affecting any of the industries in which the Company or any of its Subsidiaries conduct business; provided, however, that such changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or (ii) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate; provided, further, however, that a disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector shall not per se be deemed to “disproportionately adversely affect the Company and its Subsidiaries” for purposes of clause (ii) of this subsection (B);
     (C) any changes resulting from or arising out of actions taken pursuant (and/or required by) this Agreement or at the request of Parent, or the failure to take any actions due to restrictions set forth in this Agreement; provided, however, to the extent that the Company reasonably believes that taking any action required by this Agreement or at the request of Parent, or failing to take any action prohibited by this Agreement, could reasonably be expected to result in a Company Material Adverse Effect, only if the Company provides prior notification to Parent of such belief, and Parent does not provide relief from the provisions of this Agreement or its request, shall the changes or effects resulting from this subsection (C) be deemed to not constitute a Company Material Adverse Effect;
     (D) any changes in the price or trading volume of the Company’s stock on the New York Stock Exchange (the “NYSE”); provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such changes has or has not resulted in, or contributed to, a Company Material Adverse Effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect;
     (E) any adverse changes arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof; provided, however, that such changes do not primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole; and
     (F) the disclosure by Parent or any of its Affiliates of Parent’s plans or intentions with respect to the business of the Company or any of its Subsidiaries.
     With respect to subsections (A) and (B) immediately above, for purposes of determining whether there has been a “disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector,” the effect of such change shall be measured against the effect of such change on the Retail Supplier Group, taken as a whole. As used herein, the term "Retail Supplier Group” shall mean Datalogic S.P.A., Metrologic Instruments, Inc. and Hand Held Products, Inc. and respective successors thereto.
     5.2 Capital Structure.
     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on September 15, 2006, 254,176,605 shares of Company Common Stock and no Preferred Shares were issued and outstanding, and 29,286,323 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined below). At the close of business on September 15, 2006, the Company had: (i) 8,507,729 shares of Company Common Stock reserved for issuance by the Company pursuant to options to purchase shares of Company Common Stock (a “Company Stock Option”) not yet granted under the following plans:
Plan

Symbol Technologies, Inc. 2004 Equity Incentive Award Plan
Symbol Technologies, Inc. 2001 Non-Executive Stock Option Plan, as amended
Symbol Technologies, Inc. 1997 Employee Stock Option Plan
1991 Employee Stock Option Plan
Symbol Technologies, Inc. 1990 Non-Executive Stock Option Plan, as amended
1986 Stock Option Plan
Telxon Corporation 1990 Stock Option Plan for Non-Employee Directors
Telxon Corporation 1990 Stock Option Plan
Symbol Technologies, Inc. 2002 Directors’ Stock Option Plan
2000 Directors’ Stock Option Plan of Symbol Technologies, Inc., as amended and restated
1999 Directors Stock Option Plan
1998 Directors Stock Option Plan
1994 Directors Stock Option Plan
Symbol Technologies, Inc. Employee Stock Purchase Plan, as amended and pursuant to the Symbol Technologies Deferred Compensation Plan (collectively, the “Company Stock Plans”); and (ii) 29,947,614 shares of Company Common Stock held by the Company in its treasury. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of the date specified therein, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, by the consummation of the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. The Company Common Stock is listed on the NYSE.
     (b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Lien (except as set forth on Section 5.2(b) of the Company Disclosure Schedule).
     (c) Except as set forth above in this Section 5.2 and Section 5.2(c) of the Company Disclosure Schedule, and except for the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of August 13, 2001 (the “Company Rights Agreement”), between the Company and The Bank of New York, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).
     (d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor, to the knowledge of the Company, any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
     5.3 Corporate Authority; Approval and Fairness.
     (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Voting Proposal”) and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.
     (b) The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement (the “Company Board Recommendation”) and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement; provided, however, that any withdrawal, modification or qualification of the foregoing in accordance with Section 7.2 hereof shall not be deemed a breach of this representation. The Company Board has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, from a financial point of view to such holders, a copy of which opinion has been delivered to Parent.
5.4 Governmental Filings; No Violations; Certain Contracts, Etc.
     (a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) (and similar foreign filings, as required, including pursuant to the EU Merger Regulations), (iii) applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”), (iv) filings, approvals and/or notices required to be made with or obtained from the NYSE and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, have not had and is not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

     (b) Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral, written or otherwise (“Contracts”), binding upon the Company or any of its Subsidiaries or, assuming that all consents, approvals and other authorizations described in Section 5.4(a) have been obtained and that all filings and other actions described in Section 5.4(a) have been made or taken, any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, have not had, and is not reasonably expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.
5.5 Contracts.
     (a) For purposes of this Agreement, “Company Material Contract” shall mean:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
     (ii) any employment, service or consulting Contract or arrangement with any current or former executive officer of the Company or member of the Company Board, and any employment, service or consulting Contract or arrangement with any other employee of the Company or its Subsidiaries that (A) is a form agreement, (B) provides for at least $75,000 in base compensation, if the employee is employed outside of the United States, or (C) provides for at least $100,000 in base compensation, if the employee is employed in the United States, other than any such Contract or arrangement described in (B) or (C) that is terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries and any such Contract or arrangement described in (B) or (C) where the liability or financial obligation upon termination is solely limited to earned compensation and amounts owed under the Company’s severance plans or policies;

     (iii) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries (A) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended June 30, 2006 in excess of one percent (1%) of the Company’s consolidated hardware shipment revenues during that period, (B) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended June 30, 2006 in excess of one percent (1%) of the Company’s consolidated services revenues during that period (each such customer in (A) and (B), a “Major Customer,” and each Contract referenced in this Section 5.5(a)(iii), a “Major Customer Contract”), or (C) that, to the knowledge of the Company, contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;
     (iv) any Contract entered into by the Company or any of its Subsidiaries with respect to RFID deployment projects at McCarran International Airport or Hong Kong International Airport, and any other current material RFID deployment projects;
     (v) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with an aggregate value in excess of $10,000,000 over the life of the contract that contains any (A) penalties for late deliveries or breach of other performance obligations, or (B) penalties associated with repairs, returns or quality performance;
     (vi) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended June 30, 2006 greater than $10,000,000 (each such supplier, a “Major Supplier,” and each Contract referenced in this Section 5.5(a)(vi), a “Major Supplier Contract”), other than expenditures pursuant to purchase orders in the Company’s standard unmodified form, a copy of which has been provided to Parent;
     (vii) (A) any Contract between the Company or any of its Subsidiaries and any sole source suppliers, or (B) original equipment manufacturer (“OEM”) Contracts, electronic manufacturing services (“EMS”) Contracts, original design and manufacturing supply (“ODM”) Contracts, third party logistics (“3PL”) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other Contract that licenses or otherwise authorizes any third party to design, manufacture, reproduce, develop or modify the products, services or technology of the Company and its Subsidiaries (other than agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business), in each such case in this subsection (B) with an aggregate value in excess of $10,000,000 over the life of the contract;
     (viii) Contracts (A) with an aggregate value in excess of $10,000,000 over the life of the contract that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;
     (ix) other than exclusive distributorship or reseller arrangements, any Contract limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, or that otherwise prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services;
     (x) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets for aggregate consideration in excess of $5,000,000 individually or $10,000,000 in the aggregate or otherwise not in the ordinary course of business, or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);
     (xi) any Contract which provides access to source code to any Third Party for all or any portion of any product of the Company or Owned Intellectual Property in any circumstance other than an event of bankruptcy, liquidation, assignment for the benefit of creditors or similar event;
     (xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $5,000,000, other than accounts receivables and payables and extensions of credit to customers in the ordinary course of business;
     (xiii) any settlement agreement entered into within five (5) years prior to the date of this Agreement having ongoing obligations (conditional or otherwise) of payment or performance by the Company or its Subsidiaries, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements for cash only (which has not been paid) that do not exceed $500,000 as to such settlement;
     (xiv) any Contract under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to customers, distributors and other resellers, manufacturers and suppliers in the ordinary course of business;

     (xv) the Third Party Licenses;
     (xvi) any Contract not otherwise described in this Section 5.5(a) that (A) either requires annual payments of more than $1,000,000 or, to the extent determinable, has as of September 1, 2006 aggregate future sums due from the Company or any of its Subsidiaries to which the remaining unpaid balance is in excess of $7,500,000, and (B) is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice; or
     (xvii) any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $1,500,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries, taken as a whole, and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.
     (b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent, including all amendments, modifications, extensions, renewals or guarantees with respect thereto, other than the portions of such Company Material Contracts as set forth on Section 5.5(b) of the Company Disclosure Schedule (which the parties previously agreed could be subject to redaction concerning matters subject to confidentiality obligations).
     (c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Except as set forth in Section 5.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party has, repudiated in writing any material provision of any Company Material Contract.
     (d) During the last twelve (12) months, to the knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers.

     (e) Section 5.5(e) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended June 30, 2006. Section 5.5(e) of the Company Disclosure Schedule sets forth any Major Supplier Contracts that materially deviate from the Company’s standard form supplier contracts attached to Section 5.5(e) of the Company Disclosure Schedule, and describes in reasonable detail any such material deviations.
     (f) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.
     (g) Section 5.5(g) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest active distributors and (ii) the ten (10) largest active resellers through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries for the twelve-month period ended June 30, 2006) (the “Major Channel Customers”). Except as set forth in Section 5.5(g) of the Company Disclosure Schedule, each reseller and distributor agreement with a Major Channel Customer is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.
5.6 SEC Filings; Financial Statements; Information Provided.
     (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to herein as the “Company SEC Reports.” Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, the Company SEC Reports (i) other than the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, June 30 and September 30, 2003, were filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2003, including all SEC comment letters on the Company SEC Reports and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.
     (b) Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.
     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2005 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), including those relating to matters involving any Environmental Law, except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2005, or (iii) that have not had, and is not reasonably expected to have, a Company Material Adverse Effect.

     (d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.
     (e) The Company maintains disclosure controls and procedures in accordance with Rules 13a-15 or 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures were effective as of December 31, 2005, and are otherwise reasonably designed, to ensure that all material information concerning the Company and its Subsidiaries which is required to be disclosed by the Company in the Company SEC Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003, and Section 5.6(e) of the Company Disclosure Schedule sets forth a summary of all current significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting. Since January 1, 2003, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiaries that the Company or any such Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.
     (f) The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable listing and other rules and regulations of the NYSE (and, except as set forth in Section 5.6(f) of the Company Disclosure Schedule, has not since January 1, 2003 received any notice from the NYSE asserting any non-compliance with such rules and regulations), and (ii) the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.
     5.7 Absence of Certain Changes. Except as set forth in Section 5.7 of the Company Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (a) any change or any development, circumstance or occurrence or combination thereof which, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date); (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or (c) as of the date hereof, any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement had such action or event occurred after the date of this Agreement (other than such actions or events that have been publicly disclosed in the Company SEC Reports or otherwise are described in the Company Disclosure Schedule).
     5.8 Litigation and Liabilities.
     (a) Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there are no (i) material civil, criminal or administrative actions, suits, claims, hearings, investigations (for which the Company has received notice therefor) or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries and (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any material claims against, or material obligations or liabilities of, the Company or any of its Affiliates. Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there has not been since January 1, 2004, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any committee thereof) or any third party at the request of the Company Board concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     (b) The indemnification obligations of the Company (including, without limitation, advancement of expenses) with respect to any present or former director or officer of the Company and/or its Subsidiaries arising out of the activities covered by the EDNY Agreement are specified in Section 5.8(b) of the Company Disclosure Schedule. The Company has no obligation to indemnify any former officers and directors of the Company following the sentencing of any such officer or director convicted in a criminal proceeding.
     (c) The Company and its Subsidiaries have no indebtedness for borrowed money outstanding (not including intercompany amounts or capital leases), including under the Company’s secured credit facility, dated as of December 29, 2004, as amended and restated September 1, 2006, among the Company and the lenders and agents named therein (the “Credit Agreement”), other than borrowings that would be permitted under Section 7.1 if incurred after the date hereof. No penalties are assessable with respect to the prepayment of any outstanding indebtedness for borrowed money of the Company and its Subsidiaries.
5.9 Employee Benefits.
     (a) All benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company, any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 5.9(a)-1 of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)-1 of the Company Disclosure Schedule and, any trust instruments, insurance contracts or other funding vehicle, and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, all amendments thereto, and all summary plan descriptions and any summary of material modifications thereto have been made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been made available to Parent.
     (b) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non–U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. No Company U.S. Benefit Plan provides benefits through a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably expected to subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. With respect to any Company Benefit Plan that is subject to Section 409A of the Code, the Company has adopted or will adopt amendments by December 31, 2006 (or such other extended deadline as may be permitted under Section 409A of the Code), so that no such Company Benefit Plan is likely to result in any participant’s incurring income acceleration or penalties under Section 409A of the Code.
     (c) None of the Company Pension Plans is or ever has been (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).
     (d) All material contributions required to be made under each Company U.S. Benefit Plan as of the date hereof, whether pursuant to applicable Laws or the terms of such Company U.S. Benefit Plan, have been timely made and all obligations in respect of each Company U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof.
     (e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Company U.S. Benefit Plans (except for individuals’

claims for benefits payable in the normal operation of the Company U.S. Benefit Plans). By its terms, the Company or any of its Subsidiaries may amend or terminate each Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred or benefits accrued prior to such amendment or termination, and no summary plan description or other written communication distributed generally to participants or employees prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Benefit Plan
     (f) Except as set forth in Section 5.9(f) of the Company Disclosure Schedule, there has been no amendment to, announcement by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) and Section 5.5(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees at the level of Vice President and above, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries who are employed in the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company U.S. Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company U.S. Benefit Plans or (iv) result in payments under any of the Company U.S. Benefit Plans which would not be deductible under Section 280G of the Code.
     (g) To the knowledge of the Company, all Company Non-U.S. Benefit Plans are in substantial compliance with applicable local Law, and have received all necessary rulings or determinations as to the qualification (to the extent such concept or a comparable concept exist in the relevant jurisdiction) of such Company Non-U.S. Benefit Plans from the appropriate Governmental Entity. To the knowledge of the Company, all Company Non-U.S. Benefit Plans, and all governmental plans, funds or programs to which the Company or any of its Subsidiaries contributes on behalf of any of their employees, are listed on Section 5.9(g) of the Company Disclosure Schedule. To the knowledge of the Company, all material contributions required to be made under each Company Non-U.S. Benefit Plan, as of the date hereof, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof. To the knowledge of the Company, the Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. There is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Non-U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of such Company Non-U.S. Benefit Plans) that has resulted in, or is reasonably expected to result in, a material expense in respect of the Company or any of its Subsidiaries. To the knowledge of the Company, except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries who are employed outside of the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Non-U.S. Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Non-U.S. Benefit Plans or (iv) result in payments under any of the Company Non-U.S. Benefit Plans which would not be deductible under Section 280G of the Code.
     5.10 Compliance with Laws; Permits. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably expected to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or, to the Company’s knowledge, any of their respective directors or officers. Except as set forth in Section 5.10 of the Company Disclosure Schedule, no (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice therefor) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice therefor) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity (x) indicated to the Company or one of its Subsidiaries an intention to conduct any such material investigation or review or (y) indicated in writing to the Company or one of its Subsidiaries an intention to conduct any other such investigation or review. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
     5.11 Environmental Matters.
     (a) Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws during the previous five (5) years; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has caused or, to the Company’s knowledge, could reasonably be expected to be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other similar arrangement with any Governmental Entity or any indemnity or other agreement with any third party pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) to the knowledge of the Company, there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably expected to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all material environmental reports, studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five years. For purposes of subsection (ix) above, “material environmental reports” means any reports generated by any Third Party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five years.

     As used herein, the term “Environmental Law” means any applicable federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, directive, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products.
     As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.
     (b) To the knowledge of the Company, no facts or circumstances exist that prevent the Company or any of its Subsidiaries from placing in the EU market (including non-EU European countries that have adopted the Directives referenced in this Section 5.11(b)) existing products which comply in all material respects, or with respect to any product specified on Section 5.11(b) of the Company Disclosure Schedule, which will comply in all material respects when shipped and/or sold, with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, if and to the extent the legislation which is enacted and implemented by applicable European Union member nations or other non-EU European countries is not materially different from such Directives in any respect. Notwithstanding the prior sentence, it is understood that this Section 5.11(b) shall apply only to those existing or new products for which the Company or any of its Subsidiaries has indicated its intent to ship and/or sell on or after July 1, 2006 into the EU or other European countries that have adopted these Directives.
     5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have paid or accrued for all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect. Except as set forth in Section 5.12 of the Company Disclosure Schedule, as of the date hereof, there are not pending or threatened in writing, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004 and 2003. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person pursuant to Treasury Regulation § 1.1502-6 other than members of the tax consolidated group of which the Company is the common parent. Within the last three (3) years, none of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2), and the Company and its Subsidiaries have properly reported any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. Except as set forth in Section 5.12 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.
     As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
     5.13 Employees; Independent Contractors.
     (a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries immediately before the Effective Time (“Employees”), along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation), and has identified any Employees in the United States who are on a Company-approved leave of absence and the type of such approved leave and any Employees outside of the United States who to the knowledge of the Company are on a Company-approved leave of absence and the type of such approved leave. Except as set forth in Section 5.13(a) of the Company Disclosure Schedule, to the knowledge of the Company, each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company.
     (b) The Company has provided to Parent a list of all companies or individuals performing independent consulting services or under contract to perform such services in the future for fees in excess of $100,000 for the Company or any of its Subsidiaries and to the knowledge of the Company such list is complete and accurate as of the Effective Time. To the knowledge of the Company, the Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.
     (c) Except as set forth in Section 5.13(c)(i) of the Company Disclosure Schedule, to the knowledge of the Company, no employee identified on Section

5.13(c)(ii) of the Company Disclosure Schedule (“Key Employee”) has notified the Company in writing or verbally informed any other Key Employee of such Key Employee’s intention to terminate employment with the Company or any of its Subsidiaries or of such Key Employee’s receipt of an offer of employment from another employer.
     (d) Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or otherwise required to bargain with any union, nor has any of them experienced within the last twenty four months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months with respect to any employees of the Company or any of its Subsidiaries.
     (e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any material unfair labor practice or materially violated any applicable Laws, including foreign Laws, within the last twenty-four months relating to employment or employment practices or termination of employment, including those relating to wages and hours, discrimination in employment, occupational health and safety, and collective bargaining. Except as set forth in Section 5.13(e) of the Company Disclosure Schedule, there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency.
     (f) Neither the Company, nor, to the knowledge of the Company, any director or officer of the Company, nor any relatives of any director or officer, owns directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company.
     (g) The Company and its Subsidiaries have properly paid or accrued all wages and salaries and employment taxes (including social security taxes and other payroll taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance with applicable Law.
     (h) Except as set forth in Section 5.13(h) of the Company Disclosure Schedule, no Employee is entitled to receive any payments or other compensation or benefits as a result of the Closing (other than payments or other consideration provided to the stockholders of the Company as described in this Agreement).

     (i) To the knowledge of the Company, all Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration laws.
     (j) To the knowledge of the Company, no former employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation, or confidentiality.
     (k) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve months that would give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation.
     5.14 Insurance. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Section 5.14 of the Company Disclosure Schedule, since January 1, 2003, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid, except for policies that have expired under their terms in the ordinary course.
     5.15 Intellectual Property.
     (a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a complete and correct list of (i) all issued Patents and filed and pending applications for Patents, and (ii) if material to the business of the Company as conducted on the date of this Agreement, invention disclosures, domain name registrations, registered Trademarks and filed and pending applications to register Trademarks and registered Copyrights and filed and pending applications to register Copyrights; and indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).
     (b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements applicable to post-filing maintenance and post-registration maintenance thereof (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to Patents), except where the failure to comply with such post-filing maintenance and post-registration maintenance requirements would not have a material impact on the Company’s aggregate Intellectual Property rights. Section 5.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of any maintenance fees or actions, that, to the knowledge of the Company, fall due within ninety (90) days after the Closing Date with respect to the Trademarks, Patents and Copyrights listed in Section 5.15(a) of the

Company Disclosure Schedule (it being understood that the Company shall provide Parent with such schedule on the date of this Agreement that is based on the Company’s estimate of when the Closing Date will occur and an updated version of such schedule on the Closing Date). Except as set forth in Section 5.15(b) of the Company Disclosure Schedule, no Trademark comprised within the Owned Intellectual Property is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing against the Company within the two (2) years prior to the date of this Agreement with respect to any such Trademarks, and no Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened in writing against the Company within the two (2) years prior to the date of this Agreement with respect to any such Patent. To the knowledge of the Company, neither the Company’s in-house legal counsel nor outside intellectual property counsel retained by the Company has formally concluded that any of the Trademarks, Patents or Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are invalid or unenforceable.
     (c) Except for licenses for third party commercially available Software, Section 5.15(c) of the Company Disclosure Schedule sets forth a complete and correct list of Contracts pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use any Intellectual Property that is material to the business of the Company and its Subsidiaries as conducted as of the date of this Agreement (the “Third Party Licenses”).
     (d) Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are past due.
     (e) The Company and its Subsidiaries exclusively own, free and clear of all Liens (other than licenses granted to third parties), all Owned Intellectual Property, and have valid and enforceable rights under the Third Party Licenses to use all of the Intellectual Property covered by the Third Party Licenses, except where the failure to have such rights is not reasonably expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to protect the Owned Intellectual Property. Except as set forth in Section 5.15(e) of the Company Disclosure Schedule, no Person has challenged in any court or administrative proceeding pending or brought against the Company or its Subsidiaries within the three (3) years prior to the date of this Agreement the ownership, use, validity or enforceability of any of the Owned Intellectual Property.
     (f) To the knowledge of the Company as of the date of this Agreement, the conduct of the Company’s business as currently conducted does not infringe upon any Intellectual Property rights of any Person, except where such infringement is not material to the business of the Company and its Subsidiaries as conducted as of the date of this Agreement. To the knowledge of the Company, except as set forth in Section 5.15(f) of the Company Disclosure Schedule, in the four (4) year period prior to the date of this

Agreement, (i) neither the Company nor any of the its Subsidiaries has been notified in writing by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person, (ii) no Person has notified in writing the Company or any of the Company’s Subsidiaries that (A) any of such Person’s Intellectual Property rights are infringed, or (B) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights, and (iii) neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.
     (g) Except as set forth in Section 5.15(g) of the Company Disclosure Schedule, no claims have been brought or threatened in writing within the four (4) years prior to the date of this Agreement by or on behalf of the Company or any of its Subsidiaries against any third party Person alleging the misappropriation, infringement, dilution or violation of any Owned Intellectual Property.
     (h) The Company and its Subsidiaries have in place a written trademark policy, as set forth in Section 5.15(h) of the Company Disclosure Schedule, that is available on the Company’s intranet site which is accessible to all relevant employees of the Company and its Subsidiaries.
     (i) The Company and its Subsidiaries have in place, have maintained, and have taken reasonable steps to enforce a policy:
     (i) to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s business. Without limiting the foregoing, the policy includes requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which forms have been delivered or made available). Except under valid and binding confidentiality obligations, to the knowledge of the Company, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business;
     (ii) providing that all Software developed by or for the Company or any of its Subsidiaries (excluding Software licensed to the Company or a Subsidiary) (the “Company Software”) is either developed by (i) employees of the Company and its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements; and
     (iii) providing that, except for third party Copyrights lawfully used or acquired by the Company and its Subsidiaries, the Copyrights which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (A) created by (1) employees of the Company and its Subsidiaries within the scope of their employment, or (2) independent contractors who have assigned their rights to the Company pursuant to written agreements, or (B) acquired from the original author(s) or subsequent assignees.
     (j) The Company and its Subsidiaries have registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company has paid all fees to the applicable domain name registrar required to maintain each registration. None of the Company’s registrations or uses of the domain names has been placed “on hold” by the applicable domain name registrar and neither the Company nor any of the Company’s Subsidiaries has received written notice within the three (3) years prior to the date of this Agreement of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.
     (k) Except for Software that was rightfully obtained by the Company under open source or other type of similar license agreements or distribution models, the Company and its Subsidiaries have in place a policy and are taking reasonable steps to avoid having any material Company Software become subject to any provision of any open source or other type of similar license agreement or distribution model that: (i) reasonably could be expected to require the distribution or making available of the source code for such Software to the public, (ii) reasonably could be expected to prohibit or limit the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software, (iii) except as specifically permitted by law, reasonably could be expected to grant any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) reasonably could be expected to require the licensing of any such Software to the public, but in each case excluding any representations and/or commitments made by the Company or any Subsidiary to a standards organization under such organization’s intellectual property policy.
     (l) To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. To the knowledge of the Company, neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any unexpired right or license with respect to any material Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.
     (m) To the knowledge of the Company, no Contract prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries.
     (n) As used in this Agreement, the term:

     (i) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions,
     (ii) “Intellectual Property” means (a) invention disclosures, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) Patents, (c) Trademarks, (d) Copyrights, (e) Software, and (f) trade secrets and confidential information and proprietary rights in technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions, whether patentable or unpatentable, and whether or not reduced to practice), technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
     (iii) “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, legal and beneficial ownership right, title and interest,
     (iv) “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions made by the Company disclosed in each such registration, patent or application,
     (v) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, system design, program structure, sequence and organization, screen displays and report layouts, and
     (vi) “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

     (o) This Section 5.15 solely and exclusively sets forth the Company’s representations and warranties with respect to (i) the ownership, validity, infringement by third parties and enforceability of the Intellectual Property used or held by the Company or its Subsidiaries in the conduct of their businesses and (ii) the infringement or misappropriation by the Company or its Subsidiaries of any third party Intellectual Property, notwithstanding any other provision hereof.
5.16 Owned and Leased Properties.
     (a) Section 5.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries owns the Owned Real Property free and clear of all Liens, except for Permitted Liens which in the aggregate do not in any material respect interfere with the present use of the property subject thereto or affected thereby.
     (b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 10,000 square feet (the “Leased Real Property”, together with the Owned Real Property, collectively referred to as the “Real Property”), together with a true and complete list of all leases (including the parties thereto, date thereof and address of the real property covered thereby), subleases or any other agreements for the leasing, use or occupancy of the Leased Real Property entered into by the Company or any of its Subsidiaries, including all amendments and modifications thereof (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. The Company or one of its Subsidiaries has a valid and existing leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term thereof, subject to the terms of the Company Leases, to any Permitted Liens with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (c) Other than as set forth in Section 5.16(c) of the Company Disclosure Schedule, with respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that with notice or lapse of time or both would constitute a default by the Tenant under the Company Lease for which such Company Lease could be terminated, and, to the knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) the Tenant has not, and, to the knowledge of the Company, no other party has, repudiated in writing any material provision of any Company Lease, except in connection with any dispute with respect thereto, described in Section 5.16(c) of the Company Disclosure Schedule, which is being pursued or defended by the Company or any of its Subsidiaries in good faith by appropriate proceedings, (v) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement, or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease, (vi) except for Permitted Liens, the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust, or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (vii) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid in full through the respective dates such amounts are due thereunder, except for any such amounts which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings by the Company or any of its Subsidiaries, (viii) to the extent the Tenant is responsible therefore under the Company Lease, all facilities leased under the Company Lease have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation and use thereof by the Tenant and have been operated and maintained by the Tenant in accordance with applicable laws, rules and regulations, except for any such approvals, laws, rules or regulations, which if not obtained, or if not operated and maintained in accordance with which, would not materially and adversely affect the present use by the Tenant of the Leased Real Property; (ix) all facilities leased under the Company Lease are supplied with utilities and other services necessary for the operation of said facilities as used by the Tenant; (x) there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (xi) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property subject to the Company Lease; (xii) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any such Leased Real Property, other than any such brokerage commissions which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, by the Company or any of its Subsidiaries in good faith by appropriate proceedings; and (xiii) all real estate taxes and assessments owed by the Tenant which are due and payable with respect to the Leased Real Property have been paid prior to the delinquency thereof except for those which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings.
     (d) The Company has not received any notice of any special tax assessment affecting any Real Property which the Company or any of its Subsidiaries is responsible for paying, and, to the knowledge of the Company, no such assessments are pending or threatened. To the knowledge of the Company, the zoning of each parcel of Real Property permits the presently existing improvements thereon and the continuation of the business presently being conducted on such parcel. Other than as set forth in Section 5.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases or subleases any Real Property to any Person other than to the Company and its Subsidiaries.

     (e) The Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants and other encumbrances of any nature that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use of the Company’s assets, (v) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation thereof, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vii) as to any Real Property that is not also Owned Real Property, Liens affecting the lessor thereof which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (viii) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the consolidated balance sheet of the Company and its Subsidiaries, (ix) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (x) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which, individually or in the aggregate, do not materially interfere with the present use of any property subject thereto or affected thereby and (xi) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (i) through (xi) constituting, “Permitted Liens”).
     5.17 Government Contracts. With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the

Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):
     (a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.17(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably expected to result in a material liability to the Company and its Subsidiaries taken as a whole.
     (b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably expected to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three year period prior to the date hereof and is closed and no longer pending.
     (c) The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably expected to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary.
     5.18 Import and Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (i) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts material business. Without limiting the foregoing:

     (a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
     (b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
     (c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;
     (d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained in a reasonably timely manner without material cost;
     (e) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company, indirectly), a third party located in, or otherwise has any operations in, or sales to, Cuba, Iran, Syria or Sudan;
     (f) Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and
     (g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.
     5.19 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
     5.20 EDNY Agreement; SEC Consent Judgment. Except as set forth in Section 5.20 of the Company Disclosure Schedule, the Company is in compliance in all respects with the terms of, and there are no amounts payable to any Governmental Entity or regulatory agency in connection with, (A) that certain Agreement dated June 3, 2004 (the “EDNY Agreement”) between the Company and the U.S. Attorney’s Office for the Eastern District of New York (the “U.S. Attorney”), and (B) that certain Final Consent Judgment of Permanent Injunction and Other Relief as to the Company (the “SEC Consent Judgment”), entered in the United States District Court, Eastern District of New York (the “District Court”), and the District Court’s related Orders, and the Company has not received any notice of any potential non-compliance, including from the independent examiner (the “Independent Examiner”) appointed pursuant to the EDNY Agreement and the SEC Consent Judgment. In addition, except as set forth in Section 5.20 of the Company Disclosure Schedule, there are no obligations imposed on the Company by the U.S. Attorney or by the SEC (other than obligations imposed on all public companies) that are not contained in the EDNY Agreement or the SEC Consent Judgment.
     5.21 Consent Decrees. Section 5.21 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.
     5.22 Product Liability and Recalls.
     (a) Except as set forth in Section 5.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.
     (b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has it received any notifications from any third parties or regulatory agencies that might give rise to any potential investigation, or the recall, of product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.
     5.23 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.
     5.24 Change of Control. Except as set forth in Section 5.24 of the Company Disclosure Schedule, the Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of, any Company Material Contract or Company Lease to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.
     5.25 Vote Required. The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the Company Voting Proposal.
     5.26 Company Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issuable pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11(a)(2) of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described under Section 13(a) of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.
     5.27 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Bear, Stearns & Co. Inc.

as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Bear, Stearns & Co. Inc. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct.
     6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change or effect that materially adversely effects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.
     6.2 Authority; No Conflict; Required Filings and Consents.
     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.
     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger

Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.
     (c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the NYSE and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect.
     (d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.
     6.3 Information Provided. The information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.
     6.4 Operations of Merger Sub. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

     6.5 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened, against either Parent or Merger Sub or any of their Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.
     6.6 Brokers. Neither Parent, Merger Sub nor any of either company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Goldman Sachs & Co. as its financial advisor.
     6.7 Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective “Affiliates” or “Associates” is an “interested stockholder” or directly or indirectly “owns,” and at all times since January 1, 2003, neither Parent nor any of Parent’s Affiliates has been an “interested stockholder” or has directly or indirectly “owned,” beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as each of such terms is defined in Section 203 of Delaware Law.
     6.8 Financing. Parent has immediately available funds to pay, in cash, the Merger Consideration and to perform Parent’s and Merger Sub’s other obligations under this Agreement (including all fees and expenses payable by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement).
ARTICLE VII
COVENANTS
     7.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, and except as otherwise expressly contemplated by this Agreement or as set forth in this Agreement):
     (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;
     (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) other than in the case of wholly-owned subsidiaries, split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
     (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (A) any shares of its capital stock of any class, Rights or any Voting Debt, or (B) securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, Rights, any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated Rights issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans); or (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business;
     (d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;
     (e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business (or as permitted by Section 7.1(g), whether or not material);
     (f) neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to the Credit Agreement in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
     (g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10 million per quarter in the aggregate for the Company and its Subsidiaries, taken as a whole (it being understood that if capital expenditures in any quarter are less than $10 million, the shortfall shall be available to the Company to spend in future quarters);
     (h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
     (i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease in a manner materially adverse to Parent; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Section 5.5(a)(viii) or Section 5.5(a)(ix) to the extent such Contract would survive after the Effective Time, or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(viii) or Section 5.5(a)(ix), or (ii) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;
     (j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) except as otherwise requested by Parent pursuant to Section 7.11(c), take any action with respect to, adopt, enter into, terminate or amend any change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan (excluding any employment or severance arrangements) for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) take any action with respect to, adopt, enter into, terminate or amend any employment or severance agreement or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, except actions in the ordinary course of business with respect to individual employment or severance agreements for employees below the level of Vice President, (iii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, except increases in the ordinary course of business given to employees below the level of Vice President on an individual basis, (iv) except as otherwise provided herein and other than as set forth on Section 7.1(j) of the Company Disclosure Schedule, amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (v) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (vi) other than with respect to existing commitments as of the date of this Agreement set forth on Section 7.1(j) of the Company Disclosure Schedule, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or, except as otherwise provided herein, the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; provided, however, this Section 7.1(j) shall not prevent the Company or any of its Subsidiaries from (x) prior to the Closing Date, paying awards under the 2006 Executive Incentive Plan and commissions to employees at the level of Vice President and above in the ordinary course of business and consistent with past practices as to the approval of such awards and the timing of such payments, to the extent the performance standards and targets set for 2006 have been satisfied, and (y) prior to the Closing Date, establishing (with the input of Parent, to the extent permitted by applicable Law), adopting and maintaining plans providing for bonuses or incentive compensation in 2007 for employees (including those at the level of Vice President or above);
     (k) except for matters identified in Section 7.1(k) of the Company Disclosure Schedule, which shall set forth in reasonable detail the Company’s plans with respect thereto, neither the Company nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement and other than in the ordinary course of business consistent with past practice); provided, however, that notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall enter into any settlement of or compromise any litigation, claim, grievance, charge or proceeding that, whether at the time of the settlement or compromise or at any time in the future, materially increases the labor or operating costs of the Company or any of its Subsidiaries or places any material restrictions on the ability of the Company or any of its Subsidiaries to impose any labor saving or other cost reduction measures;
     (l) neither it nor any of its Subsidiaries shall make or rescind any material Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, in each case except in a manner consistent with past practice or as required by applicable Law;
     (m) other than with respect to any actions permitted under Section 7.2, neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and
     (n) neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions;

provided, however, that nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.
     7.2 No Solicitation.
     (a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(c), (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made a Takeover Proposal, or (v) take any action (A) to render the Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to a Takeover Proposal or the transactions contemplated thereby, exempt or exclude any Person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, allow the Rights to expire prior to their expiration date or (B) to exempt any Person from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply; provided, however, that nothing contained in this Section 7.2(a) or any other provision hereof shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with its outside counsel, is required under applicable Law, including in order to comply with its fiduciary duties or (C) notifying any Person solely of the existence of and restrictions under the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b) or (c), withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the

Company Representatives and its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions appearing in this Section 7.2(a), nothing in this Agreement shall prevent the Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to the approval of the Company Voting Proposal at the Company Meeting, information concerning its business, properties or assets, or other information with respect to the Company or its Subsidiaries, which information is not of greater scope, area or detail than was provided to Parent, to any Person or group pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Person or group who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Person who has made a Takeover Proposal prior to the date of this Agreement shall be considered a new Takeover Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their representatives has solicited, initiated, or knowingly facilitated or encouraged any Takeover Proposal, or otherwise directly or indirectly violated this Section 7.2 (other than immaterial breaches that have not (1) directly or indirectly resulted in the making of such Takeover Proposal or (2) otherwise had an adverse impact on Parent’s rights under this Section 7.2) with respect to such Person making such Takeover Proposal or its Affiliates; (x) such Person or group has submitted a Takeover Proposal that the Company Board has determined (after consulting with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (y) the Company Board determines in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company will promptly (and in any event within one (1) Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute a Takeover Proposal, and the Company will promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive and a copy thereof and the identity of the Person making the same. The Company shall inform Parent within 24 hours of any change to the material terms of any such Takeover Proposal. Within 24 hours upon any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent with a copy of the Superior Proposal.

     (b) Neither the Company Board nor any committee thereof shall withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, unless the Company Board shall have determined in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under Delaware Law or to otherwise comply with any other applicable Law.
     (c) Neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend, any Takeover Proposal or (ii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal, and, in connection with such Superior Proposal, make any approvals, consents or actions to exempt such Takeover Proposal from any Takeover Statute and the Company Rights Agreement, and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board shall have determined in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three (3) Business Days shall have passed following Parent’s receipt of written notice from the Company (the “Adverse Recommendation Notice”) advising Parent that the Company Board has received such a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a) (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period), and Parent does not make an offer within such three (3) Business Day period that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and that the Company Board will not withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the Company Voting Proposal until the earlier of the receipt of Parent’s revised offer or three (3) Business Days after receipt by Parent of the Adverse Recommendation Notice).
     (d) For purposes of this Agreement:

     (i) “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction;
     (ii) “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than 50% of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including, without limitation, all legal, financial, regulatory and other aspects, including time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably capable of being consummated;
     (iii) “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (i) assets that constitute fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), in any such case pursuant to any transaction or series of transactions, including without limitation (w) a merger, consolidation, share exchange, or other business combination (including without limitation any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (x) sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (y) sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (z) tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole); and
     (iv) “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.
     7.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity related to the Merger and the other transactions contemplated by this Agreement (but not including any filing related to a Competing Transaction), the Company shall provide Parent with reasonable opportunity to review and comment (in light of the requisite deadline for the filing) on each such filing in advance of its filing with the SEC (and Parent shall use reasonable efforts to provide comments, if any, as promptly as practicable), and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
     7.4 NYSE Listing. The Company agrees to use its commercially reasonable efforts to continue the listing of the Company Common Stock on the NYSE during the term of this Agreement.
     7.5 Company Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and the rules of the NYSE to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the Company Voting

Proposal. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change in Company Recommendation, or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall use commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of the NYSE or Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
     7.6 Filings; Other Actions; Notification.
     (a) Subject to the terms hereof, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby,

(iii) subject to applicable Laws relating to the sharing of information and to redaction of confidential or proprietary information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Authority and where practicable, gives the other party the opportunity to attend and participate thereat.
     (b) Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary herein, nothing contained in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, of any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, other than any immaterial portion of the businesses, product lines or assets of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.
     (c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     7.7 Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or any information that is reasonably expected to jeopardize any attorney client or other legal privilege of the Company or any of its Subsidiaries, or (iii) to disclose any information where such disclosure would violate any applicable Laws. All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information made available pursuant to this Section 7.7 shall be governed by the terms of the Confidentiality Agreement.
     7.8 Notice of Certain Matters. Each party will notify the other party in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its respective directors, officers, employees or shareholders in their capacity as such, or of any written correspondence from any Person asserting or implying a claim against it or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably expected to be, material and adverse to it and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably expected to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) in the case of the Company, any written claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable; or (vi) in the case of the Company, any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted an exception to the representation set forth in Section 5.6(e). Each party shall give to the other party prompt notice of any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.
     7.9 NYSE De-listing. The Company shall use its commercially reasonable efforts to cause the shares of Company Common Stock to be de-listed from the NYSE effective as of the Effective Time.
     7.10 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NYSE. Notwithstanding anything to the contrary contained in this Section 7.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.
     7.11 Company and Parent Benefit Plans.

     (a) Notwithstanding any provision of this Agreement to the contrary, and excluding any equity, retention-related, defined benefit pension and deferred payments and benefits, for a period of twelve (12) months following the Effective Date (the “Benefits Continuation Period”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide the employees of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) with base compensation and wages and with employee benefits (including without limitation severance benefits, paid time off and vacation benefits), during any portion of such period that such employees are employed by the Surviving Corporation or any of its Subsidiaries, that are substantially comparable in the aggregate to the base compensation and wages and employee benefits provided to such employees by the Company under the Company Benefit Plans immediately prior to the Effective Time, it being understood that Parent may elect to (i) provide each Continuing Employee with such employee benefits through coverage under the employee benefits plans, programs and arrangements established or maintained by Parent or its Subsidiaries (the “Parent Plans”), (ii) cause the Surviving Corporation or its Subsidiaries to provide each Continuing Employee with such employee benefits through continued coverage under the Company Benefits Plans or (iii) provide each Continuing Employee with such employee benefits through a combination of coverage under the Parent Plans and continued coverage under the Company Benefits Plans. From and after the Benefits Continuation Period, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to such Continuing Employees that continue to be employed by the Surviving Corporation or any of its Subsidiaries with employee benefits substantially equivalent to those provided to similarly situated employees of Parent at such time.
     (b) With respect to the Parent Plans in which the Continuing Employees become eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, with respect to each Parent Plan that is a medical or health plan, (i) waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan, (ii) waive any waiting period under such Parent Plan, to the extent that a Continuing Employee satisfied a waiting period under the similar Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee under the similar Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan (but only to the same extent such credit was given under such Company Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year in which the Continuing Employee becomes eligible to participate in such Parent Plan. With respect to each Parent Plan, other than a Parent Plan that is a defined benefit pension plan or a retiree welfare plan, in which the Continuing Employees become eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize service of the Continuing Employees with the Company and its Subsidiaries (or their respective predecessors) for purposes of (i) eligibility to participate and vesting credit, and (ii) solely with respect to vacation and severance benefits, benefit accrual. Such service credit shall be recognized only to the extent that such service was recognized for that purpose under the similar Company Benefit Plan prior to such Continuing Employees becoming eligible to participate in each such Parent Plan or to the extent required by applicable Laws; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.
     (c) Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to freeze the Company’s 401(k) plan, the Company shall not make or permit to be made any further contributions to the Company’s 401(k) plan, and the Company Board shall adopt resolutions, contingent upon the occurrence of the Effective Time, to terminate the Company’s 401(k) plan effective at or immediately prior to the Effective Time; provided, however, that if Parent so requests such termination, all participants in the Company’s 401(k) plan shall become fully vested upon such termination and Parent shall be solely responsible for the payment of all of the costs associated with the administration of the Company’s 401(k) plan and distribution of plan assets as a result of such termination. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions Parent deems appropriate, the Parent Plans to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation. Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to freeze the Company’s Deferred Compensation Plan, and the Company shall not make or permit to be made any further contributions to the Company’s Deferred Compensation Plan. The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board or the appropriate committee appointed by the Company Board and any other action reasonably requested by Parent) to amend the Company’s Deferred Compensation Plan, effective immediately prior to the Effective Time, to discontinue the “Stock Unit Fund” under the Company’s Deferred Compensation Plan and to eliminate the ability of participants to receive distributions from such “Stock Unit Fund” in shares of Company Common Stock, and upon such elimination, each participant’s account under the Company’s Deferred Compensation Plan shall be credited with an amount equal to the number of “Stock Units” held in such participant’s account prior to the elimination of the “Stock Unit Fund” multiplied by the Merger Consideration, in accordance with the principles in Section 4.1.
     (d) Notwithstanding any provision of this Agreement to the contrary, the Company and each of its Subsidiaries shall not take any action to amend or alter, prior to the Effective Time, the terms and conditions, including, but not limited to, targets and performance criteria, of the Company’s 2006 Executive Incentive Plan, 2006 Associate Incentive Plan and plans that provide for the payment of commissions in respect of 2006 activity (the “Company’s 2006 Bonus Plans”). If payment of earned awards, if any, under the Company’s 2006 Bonus Plans has not occurred prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, on and after the Effective Time, operate and maintain the Company’s 2006 Bonus Plans in good faith and in accordance with the terms and provisions of such plans that are in effect on the date hereof and shall not terminate early or amend any such plans; provided, however, that Parent may pay, or cause to be paid, amounts earned under any such plans at a time that is consistent with Parent’s practices as to the timing of the payment of such amounts. If, in accordance with Section 7.1(j) and prior to the Closing Date, but in no event communicated to employees prior to February 1, 2007, the Company or any of its Subsidiaries establishes, adopts and maintains plans providing for bonuses or incentive compensation for the 2007 calendar year (the “Company’s 2007 Bonus Plans”), the Company agrees that the Company’s 2007 Bonus Plans will be consistent with the Company’s practice with respect to the Company’s 2006 Bonus Plans including with respect to individual target opportunity, target payout levels and business performance metrics. Parent and the Company agree and acknowledge that Parent shall have the right, after the Closing Date, to modify the Company’s 2007 Bonus Plans so that the Company’s 2007 Bonus Plans are consistent with Parent’s practices, and the Company and each of its Subsidiaries agrees not to take any action that would prevent the occurrence of any such modification. If, in accordance with Section 7.1(j) and prior to the Closing Date, the Company or any of its Subsidiaries have not established or adopted plans providing for bonuses or incentive compensation for the 2007 calendar year, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, in good faith, provide the Continuing Employees with bonus opportunities for the 2007 calendar year.
     7.12 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, other than as set forth in Section 7.12 of the Company Disclosure Schedule, all loans (other than loans under the Company’s 401(k) plan, travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.
     7.13 Indemnification; Directors’ and Officers’ Insurance.
     (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, as well as the former directors and officers of the Company or any of its Subsidiaries set forth on Section 7.13(a) of the Company Disclosure Schedule (collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Parent shall (or shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Charter and Bylaws (or equivalent organizational documents) of the Company (and the relevant Subsidiary) as in effect on the date hereof. Each Indemnified Party will be entitled to advancement of legal or other expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that, any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
     (b) Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Indemnified Parties, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), so long as the annual premium therefor would not be in excess of 120% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(b) of the Company Disclosure Schedule (120% of such annual premium, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain (or Parent shall cause the Surviving Corporation to obtain) as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. The provisions of this Section 7.13(b) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies shall, for a period of six (6) years from the Effective Time, provide such Indemnified Parties with coverage, and on terms and conditions, no less advantageous to such Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).
     (c) If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party’s rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.
     (d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving Person in such consolidation or merger, then in each case proper provision shall be made so that the continuing or surviving Person (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 7.13.
     (e) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.
     7.14 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute or regulation on such transactions.
     7.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     7.16 SEC Matters. The parties recognize that pursuant to that certain agreement, dated as of the date hereof, between Parent and the U.S. Attorney, among other matters, the role of the Independent Examiner will cease upon Closing. The Company and Parent shall cooperate and use commercially reasonable efforts to obtain the consent of the SEC and seek an order of the District Court modifying the SEC Consent Judgment so that the obligations imposed by the SEC Consent Judgment on the Company and its Subsidiaries are not inconsistent with the obligations imposed under the EDNY Agreement after giving effect to the terms of such agreement with the U.S. Attorney.
ARTICLE VIII
CONDITIONS
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.
     (b) Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, any filings required to be made under any other applicable Antitrust Laws shall have been made, and any approvals required to be obtained shall have been obtained, or any applicable waiting periods shall have expired, under any other applicable Antitrust Laws.
     (c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
     8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein, except for the limitation set forth in clause (a) of Section 5.7) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2, Section 5.3, Section 5.23 and Section 5.26 which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each such officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     (c) No Restraints. There shall not be instituted, commenced, pending or threatened (and in effect) any action, investigation (for which the Company or Parent has received notice), proceeding or litigation:
     (i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or
     (ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or material restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.
     No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect that imposes a Burdensome Condition, and neither the Company nor Parent shall have received notice from the SEC that it is seeking to expand or enlarge the obligations on the Company and its Subsidiaries under the SEC Consent Judgment.
     (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development, the effects of which are continuing, that, either individually or combined with all other changes, events, circumstances or developments, has had, or could reasonably be expected to have, a Company Material Adverse Effect.
     (e) Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports filed with the SEC since the date of this Agreement, and no material weaknesses shall exist with respect to the Company’s internal control over financial reporting.
     (f) Intellectual Property Litigation. Since the date of this Agreement, no Person (other than Parent or its Affiliates) shall have instituted any action that challenges the validity and ownership of the Owned Intellectual Property, other than such actions the outcome of which is not reasonably expected to result in a Company Material Adverse Effect.
     8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
ARTICLE IX
TERMINATION
     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.
     9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of either Parent or the Company and by written notice if:
     (a) the Merger shall not have been consummated by March 31, 2007, unless such date shall have been extended by mutual written consent of Parent and the Company, whether such date is before or after the date of approval by the stockholders of the Company;
     (b) the approval of the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the Company Voting Proposal is taken at such Company Meeting or adjournment or postponement thereof); or
(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Meeting;
provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of or resulted in the failure of the Merger to be consummated; and provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company shall have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified therein.
     9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:
     (a) if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, that, (A) prior to such termination pursuant to this Section 9.3(a) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements related to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal); or
     (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement.
     9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:
     (a) if a Company Triggering Event (as hereinafter defined) shall have occurred; or
     (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.
For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if:
          (A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement, a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation;
          (B) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any Alternative Acquisition Agreement which enters into any Competing Transaction;
          (C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;
          (D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm the approval or recommendation of the Merger and this Agreement as promptly as practicable, but in any event within seven (7) Business Days, after such request; or
          (E) the Company or any of its officers, directors, representatives or agents knowingly and materially breaches its obligations under Section 7.2 or Section 7.5.

     9.5 Effect of Termination and Abandonment.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive in accordance with their terms.
     (b) The Company agrees to pay Parent a fee, by wire transfer in immediately available funds, of $110 million (the “Termination Fee”), and shall pay all of the reasonable Expenses (as defined in Section 10.14) of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination up to an aggregate amount of $20 million, in each case payable by wire transfer of same day funds in the event this Agreement is terminated:
     (i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following shall have occurred:
     (A) after the date of this Agreement and prior to the Company Meeting, a Takeover Proposal (substituting 35% for the 15% threshold set forth in the definition of “Competing Transaction” for purposes of this Section 9.5(b)(i)(A)) was made to the Company or publicly disclosed, and was not publicly withdrawn in good faith and without qualification, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the seventh (7th) Business Day prior to the date of the Company Meeting; provided, that, for purposes of this Agreement, a Takeover Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate, or shall have consummated, a Competing Transaction made by or on behalf of such Person or any of its Affiliates; and
     (B) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate, or shall have consummated, or shall have approved or recommended to the Company’s stockholders or otherwise not opposed a pending proposal for, a Competing Transaction (substituting 35% for the 15% threshold set forth in the definition of “Competing Transaction” for purposes of this Section 9.5(b)(i)(B));

     (ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) shall have occurred or (B) pursuant to Section 9.3(a); or
     (iii) by Parent pursuant to Section 9.4(a).
The Termination Fee shall be paid by the Company no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Takeover Proposal, failure to oppose a Takeover Proposal or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. The Expenses shall be paid to Parent within two (2) Business Days after demand therefore and delivery to the Company of reasonable documentation therefore following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of such Termination Fee and Expenses, if such payment is actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Parent and Merger Sub are waived by Parent and Merger Sub upon the acceptance of such payment; provided, however, that prior to payment of such Termination Fee and Expenses to Parent, nothing herein shall prohibit Parent from seeking specific performance of this Agreement. Under no circumstances shall the Termination Fee be payable more than once pursuant to this Article IX. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate as announced in the Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.
ARTICLE X
MISCELLANEOUS AND GENERAL
     10.1 Survival. This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this

Agreement. All other representations, warranties, covenants and agreements in this Agreement (or in any certificate or other instrument delivered pursuant to this Agreement) shall not survive the consummation of the Merger or the termination of this Agreement.
     10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties; provided that no amendment shall be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by law or in accordance with the rules of the NYSE.
     10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.
     10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH

OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.
     10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
(a)	if to Parent or Merger Sub, to:
Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
Fax: (847) 576-3750
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Oscar A. David, Esq.
Fax: (312) 558-5700
(b)	if to the Company, to:
Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, NY 11742
Attention: Chief Executive Officer
Fax: (631) 738-4563

with a copy (which shall not constitute notice) to:
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112-2200
Attention: Martin Nussbaum, Esq.
Fax: (212) 698-3599
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     10.7 Entire Agreement. This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreement, dated October 11, 2005, by and between the Company and Parent (as amended, modified or supplemented, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     10.8 No Third Party Beneficiaries. Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and shall not be deemed or construed to confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder other than, following the Effective Time, any Indemnified Party, who shall have the right to directly enforce the provisions of Section 7.13. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.
     10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
     10.10 Definitions. Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.
     10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     10.12 Interpretation; Construction.
     (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, “knowledge” (or words to such effect) of the Company shall mean (i) the actual knowledge, after reasonable due inquiry, of those persons set forth in Section 10.12 of the Company Disclosure Schedule (the "Knowledge Parties"), (ii) with respect to the representations and warranties in Section 5.11, the actual knowledge, after reasonable due inquiry, of the Knowledge Parties and the Director, EHS of the Company, and (iii) with respect to the representations and warranties in Section 5.15, the actual knowledge, after reasonable due inquiry, of the Knowledge Parties and the Deputy General Counsel — Intellectual Property of the Company; provided, however, for purposes of this subsection (iii), “reasonable due inquiry” shall not be construed to require (A) with respect to Section 5.15(f) and Section 5.15(k), any conduct other than the review of the files of the Company and its Subsidiaries maintained by the Company’s legal department and the inquiry of other members of the Company’s legal department and applicable outside Intellectual Property counsel with a reasonable basis for knowledge, and (B) with respect to all other provisions of Section 5.15, the conduct of any search of records, including without limitation the search of any outside patent, prior art, trademark or copyright databases, or performance of any search, clearance, analysis or other investigation of any third party patents, copyrights, trademarks or other Intellectual Property rights, other than the review of the files of the Company and its Subsidiaries maintained either by the Company’s legal department or by outside legal counsel handling matters reasonably related to the subject of the representations in Section 5.15 on behalf of the Company and its Subsidiaries.
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     10.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

     10.14 Expenses. Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
     10.15 Company Disclosure Schedule. Disclosure of any information or document in the Company Disclosure Schedule is not a statement or admission that such information or document is material or required to be referred to or disclosed in the Company Disclosure Schedule. In addition, disclosure of a matter in any section of the Company Disclosure Schedule shall not be deemed to be an admission of liability or responsibility with respect to such matter.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By: /s/ Gregory Q. Brown
Name: Gregory Q. Brown
Title: President—Networks & Enterprise

MOTOROLA GTG SUBSIDIARY I CORP.

By: /s/ Gregory Q. Brown
Name: Gregory Q. Brown
Title: President—Networks & Enterprise

SYMBOL TECHNOLOGIES, INC.

By: /s/ Salvatore Iannuzzi
Name: Salvatore Iannuzzi
Title: President and Chief Executive Officer